SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: February 27, 2001
                        (Date of earliest event reported)


                             VINA Technologies, Inc.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





        Delaware                       0-31093                  77-0432782
----------------------------    ---------------------     -------------------
(State or Other Jurisdiction        (Commission           (I.R.S. Employer
     of Incorporation)              File Number)         Identification Number)


     39745 Eureka Drive, Newark, CA                             94560
     -------------------------------                            -----
 (Address of principal executive offices)                     (Zip Code)

                                 (510) 492-0800
                         (Registrant's telephone number,
                              including area code)

Item 2. Acquisition or Disposition of Assets.

     Item 2 of the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2001, is hereby amended and restated in its entirety as follows.

     On February 27, 2001, Woodwind Communications Systems, Inc. ("Woodwind"), a Delaware corporation, was merged with and into WCS Acquisition Subsidiary, Inc. ("Merger Subsidiary"), a Delaware corporation and wholly owned subsidiary of VINA Technologies, Inc. ("VINA"), pursuant to the Agreement and Plan of Merger, dated as of October 30, 2000, among VINA, Merger Subsidiary and Woodwind (the "Merger Agreement"). The merger of Woodwind with and into Merger Subsidiary (the "Merger") became effective at the time of filing of a certificate of merger with the Delaware Secretary of State on February 27, 2001 (the "Effective Time"). As of the Effective Time, (i) Woodwind ceased to exist; (ii) Merger Subsidiary remained a wholly owned subsidiary of VINA and changed its name to Woodwind Communications Systems, Inc.; (iii) each share of Woodwind series A preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.142636 of a share of common stock, $.0001 par value, of VINA ("VINA Common Stock"); (iv) each share of Woodwind series B preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.148500 of a share of VINA Common Stock; (v) each share of Woodwind series C preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.173206 of a share of VINA Common Stock and $0.720500 in cash; and (vi) each share of Woodwind common stock was converted into the right to receive 0.142636 of a share of VINA Common Stock. The cash portion of the purchase price was provided from VINA's existing cash balances.

     In addition, at the Effective Time, each option to purchase Woodwind common stock outstanding immediately prior to the Effective Time and held by an employee, director or consultant of Woodwind was converted into options to purchase VINA Common Stock. VINA assumed each such outstanding Woodwind stock option in accordance with the respective terms of Woodwind's 1999 Stock Option Plan and Woodwind's 2000 Stock Option Plan, as applicable, and the stock option agreement by which it is evidenced. By virtue of the assumption by VINA of such Woodwind stock options, from and after the Effective Time: (i) each Woodwind stock option assumed by VINA may be exercised solely for VINA Common Stock; (ii) the number of shares of VINA Common Stock subject to each such Woodwind stock option is equal to the number of shares of Woodwind Common Stock subject to such Woodwind stock option immediately prior to the Effective Time multiplied by 0.142636, rounded down to the nearest whole number of shares of VINA Common Stock; and (iii) the per share exercise price for each such VINA stock option is equal to the quotient obtained by dividing the exercise price per share of such stock option immediately prior to the Effective Time by 0.142636, rounded up to the nearest whole cent. Pursuant to the Merger Agreement, on the Closing Date VINA placed approximately 338,000 of the shares of VINA Common Stock to be issued to the former Woodwind stockholders pursuant to the Merger in escrow as security for any losses VINA incurs or reasonably anticipates incurring by reason of breaches by Woodwind of covenants, representations or warranties contained in the Merger Agreement.

     The former stockholders of Woodwind are receiving approximately 4.15 million shares of VINA Common Stock in the Merger (including shares placed in escrow). In addition, the Woodwind series C preferred stockholders are receiving approximately $7.5 million in cash. VINA's assumption of Woodwind's outstanding stock options would, if fully vested and exercised, result in the issuance of an additional approximately 1.1 million shares of VINA Common Stock.

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for as a purchase under the requirements of Accounting Principles Board Opinion No. 16.

     Woodwind is a leading provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland.

     The foregoing description of the Merger Agreement is qualified in its entirety to the full text of such Merger Agreement, a copy of which has been previously filed as an exhibit to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2001 and which is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     Item 7 of the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2001, is hereby amended and restated in its entirety as follows:

     (a) Financial Statements of Business Acquired.

     Woodwind Communications Systems, Inc.
     -------------------------------------

     Report of Independent Accountants

     Audited Balance Sheet as of December 31, 1999

     Audited Statement of Operations for the year ended December 31, 1999

     Audited Statements of Changes in Stockholders' Equity (Deficit) for the year ended December 31, 1999

     Audited Statement of Cash Flows for the year ended December 31, 1999

     Audited Notes to Financial Statements

     Unaudited Condensed Balance Sheet as of September 30, 2000 and December 31, 1999

     Unaudited Condensed Statements of Operations for the nine-months ended September 30, 2000 and 1999

     Unaudited Condensed Statements of Cash Flows for the nine-months ended September 30, 2000 and 1999

     Unaudited Notes to Condensed Financial Statements

                        Report of Independent Accountants
                        ---------------------------------





To the Board of Directors and Stockholders
Woodwind Communications Systems, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Woodwind Communications Systems, Inc., (the Company) at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's operational cash needs have been funded primarily through the issuance of debt and equity instruments for which the Company continues to suffer losses from operations and has not yet been able to obtain sufficient financing for year 2000 working capital purposes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP


March 2, 2000, except for Note 9,
 which is as of April 4, 2000

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                                  BALANCE SHEET
                                December 31, 1999
                                    --------

                                     ASSETS

Current assets:
  Cash and cash equivalents .......................................  $1,914,776
  Accounts receivable .............................................       1,972
  Inventory .......................................................     108,316
  Prepaid and other current assets ................................      46,216
                                                                     ----------
                            Total current assets                     $2,071,280

  Property and equipment, net .....................................     163,539
  Other assets ....................................................      80,000
                                                                     ----------

                            Total assets                             $2,314,819
                                                                     ==========

         LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable ...............................................     $118,978
  Accrued expenses ...............................................      219,136
                                                                       --------
                           Total current liabilities                    338,114

Commitments and contingencies

Mandatorily redeemable convertible preferred stock; Series A;
 Par value $0.01; $0.03 per share non-cumulative dividend;
 7,000,000 shares authorized; 6,767,022 shares issued and
 outstanding.....................................................     3,348,801

Stockholders' equity (deficit):
  Common stock, $.01 par value; 20,000,000 shares authorized;
   4,646,229 shares issued and outstanding.......................        46,462
  Additional paid-in capital ....................................       204,801
  Deferred compensation .........................................      (253,986)
  Accumulated deficit ...........................................    (1,369,373)
                                                                     -----------
                          Total stockholders' equity (deficit)       (1,372,096)
                                                                     -----------

         Total liabilities, mandatorily redeemable convertible preferred
                   stock and stockholders' equity (deficit)          $2,314,819
                                                                     ===========


                  The accompanying notes are an integral part
                         of these financial statements.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                             STATEMENT OF OPERATIONS
                       for the year ended December 31,1999
                                    --------





Revenues
  Product sales ...........................................            $ 12,500
  Consulting services .....................................             131,829
  Other ...................................................               2,735
                                                                       --------
                            Total revenues                             $147,064
                                                                       --------
Cost of revenues
  Product sales ............................................             10,565
  Consulting services ......................................             87,112
                                                                       --------
                            Total cost of revenues                       97,677
                                                                       --------

                            Gross profit                                 49,387

Operating expenses:
  Selling, general and administrative .....................             660,068
  Research and development ................................             768,071
  Amortization of deferred compensation ...................              32,254
  Depreciation and amortization ...........................               8,686
                                                                    -----------

Loss from operations ......................................          (1,419,692)

Other income (expense)
  Interest income .........................................              56,002
  Interest expense ........................................              (5,683)
                                                                    -----------


Net loss ..................................................         $(1,369,373)
                                                                    ===========


                  The accompanying notes are an integral part
                         of these financial statements.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                     STATEMENTS OF CHANGES IN STOCKHOLDERS'
                                EQUITY (DEFICIT)
                         for year ended December 31,1999
                                    --------







                                                                                           Retained
                                         Common Stock      Additional                      Earnings
                                   -----------------------  Paid-In       Deferred        (Accumulated
                                     Shares      Amount     Capital      Compensation      Deficit)          Total
                                   ------------------------------------ ---------------- -------------- ----------------

Balance, December 31, 1998 .....      105,000   $  10,500   $ 68,020     $      --       $    82,361     $   160,881
Owner's distributions ..........           --          --         --            --           (87,609)        (87,609)
Extinguishment of S-Corporation
  shares .......................     (105,000)    (10,500)   (68,020)           --             5,248         (73,272)
Issuance of C-Corporation shares    4,555,895      45,559     27,713            --                --          73,272
Equity based compensation ......       81,355         813     36,686            --                --          37,499
Issuance cost relating to
  preferred stock ..............           --          --    (56,468)           --                --         (56,468)
Accretion of mandatorily
  redeemable Series A preferred
  stock ........................           --          --    (93,128)           --                --         (93,128)
Equity based compensation to
  non-employees ................           --          --      3,400            --                --           3,400
Deferred compensation ..........           --          --    286,240      (286,240)               --              --
Amortization of deferred
  compensation .................           --          --         --        32,254                --          32,254
Exercise of stock options ......        8,979          90        358            --                --             448
Net loss .......................           --          --         --            --        (1,369,373)     (1,369,373)
                                   ----------   ---------  ---------     ---------        ----------      ----------

Balance, December 31, 1999 .....    4,646,229    $ 46,462   $204,801     $(253,986)      $(1,369,373)    $(1,372,096)
                                   ==========   =========  =========     ==========      ===========     ===========


                  The accompanying notes are an integral part
                         of these financial statements.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                      for the year ended December 31, 1999
                                    --------




Cash flows from operating activities:
  Net loss .................................................................   $(1,369,373)
  Adjustment to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization expense .............................         8,686
         Equity based compensation .........................................        40,899
   Amortization of deferred compensation ...................................        32,254
   Non cash interest expense ...............................................         5,683
         Net changes in assets and liabilities:
         Accounts receivable ...............................................        (1,972)
         Inventory .........................................................      (108,316)
         Prepaid and other current assets ..................................      (126,216)
     Accounts payable and accrued expenses .................................       214,498
                                                                               -----------
          Net cash used in operating activities ............................    (1,303,867)
                                                                               -----------

Cash flows from investing activities:
  Purchases of property and equipment ......................................      (171,437)
                                                                               -----------
          Net cash used in investing activities ............................      (171,437)
                                                                               -----------

Cash flows from financing activities:
  Borrowings on convertible notes payable ..................................       250,000
  Issuance of common stock .................................................           448
  Distributions to owners ..................................................       (87,609)
  Issuance of redeemable Series A Preferred Stock ..........................     3,000,000
  Issuance costs related to Series A Preferred Stock offering ..............       (56,468)
                                                                               -----------
          Net cash provided by financing activities                              3,106,371
                                                                               -----------

Net increase in cash and cash equivalents ..................................     1,631,067

Cash and cash equivalents at the beginning of period .......................       283,709
                                                                               -----------

Cash and cash equivalents at the end of period .............................   $ 1,914,776
                                                                               ===========

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
   Conversion of notes payable to Series A Preferred Stock .................   $   255,673
                                                                               ===========
   Accretion of mandatorily redeemable Series A Preferred Stock ............   $    93,128
                                                                               ===========
   Deferred compensation ...................................................   $   286,240
                                                                               ===========

                  The accompanying notes are an integral part
                         of these financial statements.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.   Business

     The Company
     -----------

     Woodwind  Communications  Systems,  Inc.  (the  Company)  was  founded  and incorporated  as  an S  Corporation  in  the  state  of  Maryland  operating  in
September, 1995. On August 22, 1999, the outstanding interests in Woodwind Communications Systems, Inc. were converted into shares of common stock of Woodwind Communications Systems, Inc., a C Corporation, in a manner proportionate to each S Corporation shareholder's percentage interest in Woodwind Communications Systems, Inc.

     The Company provides turnkey product engineering services and telecommunications products solving the economics of integrated voice, Internet, and data services for small business. The Company's products offer a service intelligent Integrated Access Gateway providing a broad range of network infrastructure technologies and flexibility for service providers. Research and development activities continue toward the manufacture and delivery of its core product in year 2000.

     The Company's prospects are subject to risks for expenses and uncertainties encountered by companies in a rapidly evolving market. These risks include the failure of the Company to successfully obtain consumer acceptance of the Company's products and services through its marketing efforts, as well as other risks and uncertainties.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of its assets and liabilities in the normal course of business. The Company has suffered losses from operations and has not yet been able to obtain sufficient financing to fund year 2000 working capital needs. These factors indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company believes that the necessary financing will be secured through one or more of the following sources including a secondary round of preferred stock or other equity financing, or issuance of bridge loans to fund working capital requirements; however, the required financing has yet to be secured. The Company believes that the required funding will be arranged in a timely manner such that it will not have a significant impact on its operations. However, there can be no assurances that the Company will be able to secure financing sufficient for its needs and at terms favorable to the Company.

2.   Summary of Significant Accounting Policies

     Basis of Presentation
     ---------------------

          The  accompanying  financial  statements  have  been  prepared  on the
     accrual  basis  of   accounting   and  include  the  accounts  of  Woodwind
     Communications Systems, Inc.

     Use of Estimates
     ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

     Revenue Recognition
     -------------------

          The Company's revenue is derived from the sale of products and consulting services. The Company recognizes revenue on the sale of its products when a valid purchase order is received, shipment occurs, collection is probable and no significant obligations remain related to the completion of installation and performance of support services.

          The  Company  provides   consulting   services  including  design  and
     integration services, under time-and-material type contracts and recognizes revenue as services are performed and as costs are incurred.

     Cash Equivalents
     ----------------

          The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments.

     Concentration of Credit Risk
     ----------------------------

          Financial  instruments,  which  potentially  subject  the  Company  to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held in a money market account at a national financial institution. The Company has not experienced any losses on its cash and cash equivalents.

     Inventory
     ---------

          Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method. Inventories consist primarily of raw components and subassemblies held for future sale.

     Property and Equipment
     ----------------------

          Property  and  equipment  are  recorded  at  cost.   Depreciation   is
     calculated under the straight-line method over the estimated useful lives of the assets which range from three to five years.

          The Company reviews its long-lived assets for impairment whenever events of changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment is present, the assets are recorded at the lower of carrying value or fair value.

     Income Taxes
     ------------

          The Company accounts for income taxes by utilizing the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

     Stock Compensation
     ------------------

          The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and complies with the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", for stock options granted to non-employees. Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     Research and Development Costs
     ------------------------------

          The Company expenses all research and development as incurred.

3.   Property and Equipment

          Property and equipment consists of the following at December 31, 1999:

          Computer equipment & software ..................   $ 174,337
          Furniture and fixtures .........................      30,385
                                                             ---------
                                                               204,722
          Less:  Accumulated depreciation and amortization     (41,183)
                                                             ---------
          Property and equipment, net ....................   $ 163,539
                                                             =========

          For the year December 31, 1999, depreciation expense charged to operations amounted to $8,686.

4.   Debt Obligations

     Notes Payable
     -------------

          On May 10, 1999, the Company obtained financing under nine bridge loan agreements, which totaled $250,000. The loans bear interest at 10% per annum. On August 16, 1999, the holders of bridge loans agreed to convert the principal and all accrued interest into 767,022 shares of Series A Preferred Stock of the Company in full satisfaction of the outstanding balances of $255,673, which included accrued interest of $5,673.

     Revolving Credit Line
     ---------------------

          On December 8, 1999 the Company obtained a $300,000 line of credit, with an interest rate of prime plus 0.50% and $500,000 equipment loan, with an interest rate of prime plus 1.00%. No amounts have been drawn on the line of credit or the equipment loan as of December 31, 1999. The Company must comply with certain debt covenants in relation to these loans. At December 31, 1999, the Company was in full compliance with these covenants.

5.   Commitments

     Leases
     ------

          During November 1999, the Company entered into a five year lease agreement to rent office space in Maryland under a operating lease arrangement. Future payments under this arrangement are as follows:

           Year ending December 31,             Amount
          --------------------------      ---------------

                  2000                    $      188,390
                  2001                           194,041
                  2002                           199,863
                  2003                           205,859
                  2004                           193,880
                                          ---------------
                                          $      982,033
                                          ===============

          Rent expense for the period ended December 31, 1999, was $31,040.

6.   Income Taxes

          From inception through August 22, 1999, Woodwind Communications, Inc. provided no provision for income taxes since it was incorporated as an S-Corporation under sub-chapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of Woodwind Communications, Inc. were taxed on their proportionate share of Woodwind Communications, Inc.'s taxable income. Accordingly, no provision for income taxes was recorded for this period. On August 22, 1999, the outstanding interests in Woodwind Communications, Inc. were converted into shares of common stock of Woodwind Communications, Inc., a C-Corporation, in a manner proportionate to each S-Corporation shareholder's percentage interest in Woodwind Communications, Inc.

      Deferred tax assets at December 31, 1999 consist of the following:

          Net operating loss carryforwards             $     358,000
          Non-qualified stock options                         12,000
          R&D Credit Carryforward                              5,000
          Depreciation and amortization                        1,000
                                                      ---------------

          Net deferred tax assets                            376,000
          Deferred tax asset valuation allowance            (376,000)
                                                      ---------------
                                                       $          --
                                                      ==============

          The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1999.

          At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $926,000 available to reduce future taxable income, which begin to expire in 2019.

          Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.

7.  Stock Option Plans
    ------------------

          During the year, the Company  approved the 1999 Stock Option Plan (the
     Plan), under which a total of 4,675,361 incentive stock options and non-qualified stock options are authorized for grant to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan are exercisable into shares of the Company's common stock upon vesting and expire ten years after the date of grant. The stock options generally vest over a period of three years. Prior to the Plan, stock options were granted under the 1998 Stock Option Pan, which vested over a four year period. During 1999, the 1998 plan was canceled and all options granted under that plan were canceled and reissued under the 1999 Plan.

          A summary of stock option activity is as follows:

                                                   Number        Exercise
                                                                   price
                                                     Of             Per
                      1998 Plan                   Options          Share
     ----------------------------------------   ------------- ----------------

     Balance at December 31, 1998                      --              --
       Granted                                    594,006            $.46
       Canceled                                   594,006             .46
                                                  -------        --------
     Balance at December 31, 1999                      --              --
                                                  =======        ========

     Exercisable                                       --              --
                                                  =======        ========


                    1999 Plan
     ----------------------------------------

     Balance at December 31, 1998                      --              --
       Granted                                  2,189,006     $0.05-$0.46
       Exercised                                   (8,979)           0.05
       Canceled                                   (89,695)           0.46
                                               ----------     -----------
     Balance at December 31, 1999               2,090,332              --
                                               ==========     ===========

     Exercisable at December 31, 1999             215,030     $0.05-$0.46
                                               ==========     ===========

          The Company has estimated that the fair value of the underlying common stock on the date of grant was in excess of the exercise price for some of the options granted during 1999. As a result, the Company recorded deferred compensation of $286,240 for the year ended December 31, 1999. This amount is being amortized as a charge to operations over the vesting period. For the year ended December 31, 1999, the Company recognized $32,254 of stock compensation expense related to these options.

          On September 9, 1999, the Company issued warrants with an estimated fair value of $3,400 to purchase 20,000 shares of common stock at an exercise price of $0.17 per share in exchange for certain advisory services through September 2001.

          For disclosure purposes, the fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions: zero dividends; zero volatility; risk free rate of 6.0%; and, an expected life of 3 years. Utilizing these assumptions, the weighted average fair value of the options granted in 1999 was $0.17 per share.

          The Company provides for the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation". The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock plans based on the intrinsic value of the stock option at date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.


            Net loss as reported                  $(1,369,373)
            Pro forma compensation expense             36,555
                                                  ------------
            Pro forma net loss                    $(1,405,928)
                                                  ============

8.   Mandatorily Redeemable Convertible Preferred Stock and Capital Structure

          The Company is authorized to issue 27,000,000 shares of stock divided into two classes, (i) the first class consists of 20,000,000 shares of common stock with a $0.01 par value, (ii) the second class consists of 7,000,000 shares of Series A convertible preferred stock with a $0.03 par value.

          On August 10, 1999 the Company issued 6,767,022 shares of mandatorily redeemable Series A convertible preferred stock. The bridge loans of $250,000 plus accrued interest of $5,673 were converted into 767,022 shares at $0.33 per share and 6,000,000 shares were issued for $0.50 per share through a private placement. The proceeds were $3,000,000 before offering costs of $56,468, which were charged to additional paid in capital.

          At any time following the fifth, sixth, and seventh anniversaries of the issuance of the Series A preferred stock, the holders of the Series A preferred stock may require the Company to repurchase 33.33%, 50%, and 100% of the outstanding Series A preferred stock, respectively. The redemption price is equal to $.50 per share plus $0.03 per share annual accruing dividends.

          The Series A shares have certain rights with respect to voting, dividends, liquidation and conversion, as follows:

     Voting
     ------

          Series A shares have voting rights equal to the shares of common stock into which they may be converted.

     Dividends
     ---------

          Holders of Series A shares are entitled to receive accruing dividends at the rate $0.03 per share per annum, if declared. The dividends are cumulative whether or not earned or declared. No dividends are to be paid on common stock.

     Liquidation
     -----------

          Upon the liquidation, dissolution, or winding up of the Company, the Series A preferred stockholders are entitled to receive, prior to and in preference to any distribution made to other stockholders, a liquidation preference equal to $0.50 per share plus all accruing dividends not yet paid.

     Conversion
     ----------

          Each share of Series A preferred stock is convertible, at the option of the holder, into one share of the Company's common stock. Each share of preferred stock will automatically convert upon a public offering of the Company's common stock.

9.   Employee Benefit Plan

          On December 31, 1999, the Company adopted a 401(k) Plan and Profit Sharing Plan, to begin during 2000. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Participants must be 18 years of age and may make voluntary contributions to the Plan of up to 15% of their compensation not to exceed the federally determined maximum allowable contribution. The Company at its discretion may contribute to the plan. Employees become eligible immediately. Participants vest in the Company contributions at a rate of 20% per year after two years of service. During the period ended December 31, 1999, the Company incurred no expense resulting from contributions to the plan.

10.  Subsequent Event

          On April 4, 2000, the Company issued 2,786, 090 shares of mandatorily redeemable Series B convertible preferred stock. The shares were issued at $0.75 per share through a private placement. The gross proceeds of the transaction resulted in $2,089,567 prior stock issuance costs.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                        Unaudited Condensed Balance Sheet
                                 (in thousands)

                                                                 September 30,     December 31,
                                                                    2000               1999
                                                                    ----               ----
ASSETS

Current assets:
  Cash and cash equivalents ......................................   $ 11,750    $  1,915
  Accounts receivable, net .......................................        151           2
  Inventories ....................................................        917         108
  Prepaid expenses and other .....................................        113          46
                                                                     --------    --------
      Total current assets .......................................     12,931       2,071
Property and equipment, net ......................................        643         164
Other assets .....................................................         80          80
                                                                     --------    --------
      Total assets ...............................................   $ 13,654    $  2,315
                                                                     ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable ...............................................   $    690    $    119
  Accrued compensation and related benefits ......................        304          --
  Other current liabilities ......................................        126         219
                                                                     --------    --------
      Total current liabilities ..................................      1,120         338
Long-term debt ...................................................        367          --
Mandatorily redeemable convertible preferred stock ...............     17,695       3,349

Stockholders' equity (deficit):
  Common stock ...................................................         67          46
  Additional paid-in capital .....................................        133         205
  Deferred stock compensation ....................................       (169)       (254)
  Accumulated deficit ............................................     (5,559)     (1,369)
                                                                     --------    --------
      Total stockholders' equity (deficit)........................     (5,528)     (1,372)
                                                                     --------    --------
      Total liabilities and stockholders' equity (deficit)........   $ 13,654    $  2,315
                                                                     ========    ========

                   See notes to condensed financial statements

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                  Unaudited Condensed Statements of Operations
                                 (in thousands)




                                                                       Nine-months ended
                                                                        September 30,
                                                                       2000      1999
                                                                       ----      ----

Net revenue ......................................................   $   238    $   139
Cost of revenue
  (excluding stock-based compensation)............................       285         98
                                                                     -------    -------
Gross profit
  (excluding  stock compensation).................................       (47)        41
Costs and expenses:
  Research and development
  (excluding stock-based compensation)............................     1,966        374
  Selling, general and administrative
  (excluding stock-based compensation)............................     2,213        270
  Stock-based compensation .......................................        85         24
                                                                     -------    -------
      Total costs and expenses ...................................     4,264        668
                                                                     -------    -------
Loss from operations .............................................    (4,311)      (627)
                                                                     -------    -------
Interest income (expense), net ...................................       120         10
                                                                     -------    -------
Net loss .........................................................   $(4,191)   $  (617)
                                                                     =======    =======




                   See notes to condensed financial statements

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                  Unaudited Condensed Statements of Cash Flows
                                 (in thousands)


                                                                           Nine-months ended
                                                                             September 30,
                                                                           2000       1999
                                                                           ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ........................................................   $ (4,191)   $   (617)
  Reconciliation of net loss to net cash used in operating
       activities:
  Depreciation and amortization ...................................        131           3
  Stock-based compensation ........................................         85          24
  Changes in operating assets and liabilities:
  Accounts receivable .............................................       (148)         --
  Inventories .....................................................       (859)         --
  Prepaid expenses and other ......................................        (68)       (116)
  Accounts payable ................................................        784         (48)
                                                                      --------    --------
     Net cash used in operating activities ........................     (4,266)       (754)
                                                                      --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of property and equipment .............................       (611)        (55)
                                                                      --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of convertible preferred stock ...........     14,322       2,944
  Proceeds from issuance of long-term debt ........................        390         208
                                                                      --------    --------
     Net cash provided by financing activities ....................     14,712       3,152
                                                                      --------    --------

NET CHANGE IN CASH AND CASH EQUIVALENTS ...........................      9,835       2,343

CASH AND CASH EQUIVALENTS, Beginning of period ....................      1,915         284
                                                                      --------    --------
CASH AND CASH EQUIVALENTS, End of period ..........................   $ 11,750    $  2,627
                                                                      ========    ========


                   See notes to condensed financial statements

                      Woodwind Communications Systems, Inc.

                UNAUDITED NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - General

The accompanying unaudited condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial statements. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, these unaudited condensed financial statements include all adjustments necessary (consisting of normal, recurring adjustments) for a fair presentation of Woodwind's financial position as of September 30, 2000, the results of its operations for the nine months ended
September 30, 2000 and 1999 and its cash flows for the nine months ended September 30, 2000 and 1999.

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to current year presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for any of the periods presented.

Note 2 - Inventories

Comprised as follows:

                                 September 30,        December 31,
                                      2000                1999
                                      ----                ----
Components and accessories             $494                $108
Work-in-process                         409                  --
Finished goods                           64                  --
                                     ------              ------
                                        967                 108
Reserve for obsolescence                 50                  --
                                     ------              ------
                                       $917                $108
                                     ======              ======

Note 3 - Mandatorily Redeemable Convertible Preferred Stock

Changes in  mandatorily  redeemable  convertible  preferred  stock during 1999 -
2000:

In April of 2000, the Company signed an agreement with private investors, pursuant to which the Company issued 2,786,090 shares of Series B mandatorily redeemable preferred stock at $.75 per share. Gross proceeds were $2,089,000.

In August of 2000, the Company signed an agreement with private investors, pursuant to which the Company issued 10,409,478 shares of Series C mandatorily redeemable preferred stock at $1.18 per share. Gross proceeds were $12,256,000.

4.  Subsequent Events

On February 27, 2001, VINA completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. Under the terms of the merger agreement, VINA acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing approximately 4.15 million shares of VINA Common Stock. VINA assumed Woodwind's outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional approximately 1.1 million shares of VINA's Common Stock. VINA assumed such outstanding Woodwind stock options in accordance with the respective terms of Woodwind's 1999 Stock Option Plan and Woodwind's 2000 Stock Option Plan, as applicable, and the stock option agreement by which it is evidenced.

In November of 2000 and as part of the merger agreement, the company paid Imperial Bank its equipment line in full and the bank released the collateral on the equipment.

In March of 2001, the loans due from employees were paid in full plus any interest accrued.

     (b)  Unaudited Pro Forma Financial Information.

     The attached unaudited pro forma condensed combining financial statements for the year ended December 31, 1999 and for the nine months ended September 30, 2000 give effect to the purchase of Woodwind as of the beginning of the earliest period presented. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combining statements of operations assume that the acquisition took place at the beginning of the earliest period presented and combine VINA's and Woodwind's results of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000. The unaudited pro forma condensed combining balance sheet combines VINA's balance sheet as of September 30, 2000 with the Woodwind balance sheet as of September 30, 2000, giving effect to the acquisition as if it had occurred on September 30, 2000.

     The pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

     The pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes thereto of VINA previously filed with the Securities and Exchange Commission and the historical financial statements and related notes thereto of Woodwind included herein.


     VINA Technologies,  Inc.
     ------------------------

     Unaudited Pro Forma Condensed Combining Balance Sheet as of September 30, 2000

     Unaudited Pro Forma Condensed Combining Statement of Operations for the year ended December 31, 1999

     Unaudited Pro Forma Condensed Combining Statement of Operations for the nine-months ended September 30, 2000

     Note to Unaudited Pro Forma Condensed Combining Financial Statements

                             VINA Technologies, Inc.
              Unaudited Pro Forma Condensed Combining Balance Sheet
                            As of September 30, 2000
                                 (in thousands)


                                                       VINA         Woodwind     Pro Forma
                                                   Technologies, Communications    Merger                Pro Forma
                                                       Inc.       Systems, Inc. Adjustments     Notes      VINA

ASSETS

Current assets:

  Cash and cash equivalents ......................   $   6,904    $  11,750    $  (7,500)           9    $  11,154
  Short-term investments .........................      43,883           --           --                    43,883
  Accounts receivable, net .......................       4,539          151           --                     4,690
  Inventories ....................................       1,005          917           --                     1,922
  Prepaid expenses and other .....................         561          113           --                       674
                                                     ---------    ---------    ---------                 ---------
      Total current assets .......................      56,892       12,931       (7,500)                   62,323
Property and equipment, net ......................       3,360          643           --                     4,003
Other assets .....................................         109           80           --                       189

Intangible assets, net ...........................          --           --       34,875            4       34,875
                                                     ---------    ---------    ---------                 ---------
      Total assets ...............................   $  60,361    $  13,654    $  27,375                 $ 101,390
                                                     =========    =========    =========                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...............................   $   5,863    $     690    $    --                   $   6,553
  Accrued compensation and related benefits ......       1,818          304         --                       2,122
  Accrued warranty ...............................         583           --         --                         583
  Other current liabilities ......................       2,500          126        601              2        3,227
                                                     ---------    ---------    ---------                 ---------
      Total current liabilities ..................      10,764        1,120        601                      12,485
Long-term debt ...................................          --          367         --                         367

Deferred income taxes ............................          --           --      1,966             11        1,966

Mandatorily redeemable convertible preferred stock          --       17,695    (17,695)             3           --

Stockholders' equity:

  Common stock ...................................           3           67        (66)          1, 3            4
  Additional paid-in capital .....................     145,838          133     42,510       1,3,5,10      188,481

  Deferred stock compensation ....................     (33,844)        (169)      (419)          3, 5      (34,432)
  Other accumulated comprehensive loss ...........        (288)          --         --                        (288)

  Accumulated deficit ............................     (62,112)      (5,559)       478           3, 6      (67,193)
                                                     ---------    ---------    -------                   ---------
       Total stockholders' equity .................     49,597       (5,528)    42,503                      86,572
                                                     ---------    ---------    -------                   ---------
      Total liabilities and stockholders' equity .   $  60,361    $  13,654    $27,375                   $ 101,390
                                                     =========    =========    =======                   =========


        See notes to pro forma condensed combining financial statements

                             VINA Technologies, Inc.
         Unaudited Pro Forma Condensed Combining Statement of Operations
                      For the Year Ended December 31, 1999
                    (in thousands, except per share amounts)



                                                                                  Woodwind
                                                                       VINA     Communications Pro Forma
                                                                    Technologies, Systems,      Merger                Pro Forma
                                                                        Inc.        Inc.      Adjustments   Notes        VINA

Net revenue .......................................................   $ 12,700    $    147    $     --                $ 12,847
Cost of revenue
  (excluding stock-based compensation).............................      7,713          98          --                   7,811
                                                                      --------    --------    --------                --------
Gross profit
  (excluding stock-based compensation).............................      4,987          49          --                   5,036
                                                                      --------    --------    --------                --------
Costs and expenses:
  Research and development
   (excluding stock-based compensation)............................      6,690         768          --                   7,458
  Selling, general and administrative
   (excluding stock-based compensation)............................     10,881         669          --                  11,550
  Stock-based compensation ........................................      4,715          32         131           8       4,878
  Amortization of intangible assets ...............................         --          --      10,181           7      10,181
                                                                      --------    --------    --------                --------
      Total costs and expenses ....................................     22,286       1,469      10,312                  34,067
                                                                      --------    --------    --------                --------
Loss from operations ..............................................    (17,299)     (1,420)    (10,312)                (29,031)
Interest income (expense), net ....................................        223          51          --                     274
                                                                      --------    --------    --------                --------
Net loss ..........................................................   $(17,076)   $ (1,369)   $(10,312)               $(28,757)
                                                                      ========    ========    ========                ========

Net loss per share, basic and diluted .............................   ($  3.30)                                       ($  3.09)
                                                                      ========                                        ========

Shares used in computation, basic and diluted .....................      5,169                   4,149           1       9,318
                                                                      ========                 ========               ========


         See notes to pro forma condensed combining financial statements

                             VINA Technologies, Inc.
         Unaudited Pro Forma Condensed Combining Statement of Operations
                  For the Nine-Months Ended September 30, 2000
                    (in thousands, except per share amounts)



                                                                                 Woodwind
                                                                       VINA     Communications Pro Forma
                                                                    Technologies, Systems,      Merger                Pro Forma
                                                                        Inc.        Inc.      Adjustments   Notes        VINA

Net revenue .......................................................   $ 21,230    $    238   $      --                $ 21,468
Cost of revenue
  (excluding stock-based compensation).............................     12,910         285          --                  13,195
                                                                      --------    --------    --------                --------

Gross profit
  (excluding stock-based compensation).............................      8,320         (47)         --                   8,273
                                                                      --------    --------    --------                --------
Costs and expenses:
  Research and development
   (excluding stock-based compensation)............................      8,633       1,966          --                  10,599
  Selling, general and administrative
   (excluding stock-based compensation)............................     14,705       2,213          --                  16,918
  Stock-based compensation ........................................     17,763          85          37           8      17,885
  Amortization of intangible assets ...............................         --          --       7,636           7       7,636
                                                                      --------    --------    --------                --------
      Total costs and expenses ....................................     41,101       4,264       7,673                  53,038
                                                                      --------    --------    --------                --------
Loss from operations ..............................................    (32,781)     (4,311)     (7,673)                (44,765)
Interest income (expense), net ....................................        881         120          --                   1,001
                                                                      --------    --------    --------                --------
Net loss ..........................................................   $(31,900)   $ (4,191)   $ (7,673)               $(43,764)
                                                                      ========    ========    ========                ========

Net loss per share, basic and diluted .............................   ($  2.71)                                       ($  2.75)
                                                                      ========                                        ========

Shares used in computation, basic and diluted .....................     11,774                   4,149           1      15,923
                                                                      ========                 ========               ========



         See notes to pro forma condensed combining financial statements

                             VINA Technologies, Inc.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

1. ACQUISITION

     On February 27, 2001, the Company completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Under the terms of the merger agreement, the Company acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing approximately 4.15 million shares of Company common stock. The Company assumed Woodwind's outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional approximately 1.1 million shares of the Company's common stock.

2. PRO FORMA ADJUSTMENTS

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

     The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition, which was accounted for as a purchase, was completed as of September 30, 2000. The aggregate purchase price, and approximately $600,000 of costs directly attributable to the completion of the acquisition, have been allocated to the assets and liabilities acquired. The allocation of the purchase price among the identifiable intangible assets was based on estimates of the fair market value of those assets. As a result, $5.1 million was allocated to purchased in-process technology, which has not yet reached technological feasibility and does not have alternative future uses. This amount has been charged to the company's operations in accordance with generally accepted accounting principles in the quarter ended March 31, 2001.

     To prepare the pro forma unaudited condensed combining statements of operations, the VINA statement of operations for the year ended December 31, 1999 has been combined with the statement of operations of Woodwind for the year ended December 31, 1999. Also, the VINA condensed consolidated statement of operations for the nine months ended September 30, 2000 has been combined with the condensed statement of operations of Woodwind for the nine months ended September 30, 2000. This method of combining the companies is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition, with no retroactive restatement.

     The unaudited pro forma condensed combining statement of operations for the year ended December 31, 1999 and nine months ended September 30, 2000 reflect the Woodwind transaction as if it had taken place on January 1, 1999.

     The unaudited pro forma condensed combining statements of operations do not include the one-time charge of $5.1 million for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge is included in the actual condensed consolidated statement of operations of VINA in the quarter ended March 31, 2001.

     The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of VINA and Woodwind.

     The unaudited pro forma condensed combining financial statements have been prepared on the basis of assumptions described in the notes hereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Woodwind based upon independent estimates of fair value. Below is a table of the total purchase price, purchase price allocation and annual amortization of the intangible assets acquired used for the purposes of the pro forma condensed combining financial statements (in thousands):


Cash Consideration                        $ 7,500
Common Stock                               39,465
Options Assumed                             2,591
Acquisition Expenses                          601
                                          -------
Total Purchase Price                      $50,157
                                          =======


Purchase Price Allocation:
 Fair market value of net tangible
 assets acquired of Woodwind at                      Economic       Annual
 September 30, 2000                       $12,167      Life      Amortization
                                                       ----      ------------

Intangible assets acquired:
  Workforce-In-Place                        1,236       3            412
  Tradename                                   346       4             87
  Core technology                           3,022       4            756
  Current technology                          310       4             78
  In-process technology                     5,081
  Goodwill                                 29,961       4          7,490
  Deferred tax liabilities                 (1,966)
                                           ------
                                          $50,157
                                          =======

     VINA recorded a one-time charge of $5.1 million in the first quarter of 2001 for purchased in-process technology related to development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process development effort, or any material sub-component, had no alternative future use was reached in consultation with VINA and Woodwind managements.

     The development projects, both the ClariNet and the Piccolo are software intensive network edge products. Both projects are based on the same integrated access gateway ("IAG") platform. ClariNet is capable of providing end users with Centrex like features and can operate as a PBX replacement. In addition, ClariNet scales in multiples of 4, to a total of 12 voice lines, and can be stacked to provide coverage to 24 standard voice lines. Piccolo is a lower cost alternative aimed at offices that do not need a robust feature set for future expansion and provides eight voice ports and one 10/100 Mbps Ethernet port, but retains the distributed central office architecture of the ClariNet.
Additionally, the Company is in the process of enhancing the ClariNet and Piccolo products with next generation software that would give the products voice over internet protocol ("VoIP") capabilities as well as ATM enhancements, enhanced reliability and new features. Development of ClariNet and Piccolo will utilize the same software platform. At the time of acquisition, estimated costs to complete the development of both products was expected to be an additional $1.1 million. Management expects that products being developed will become available for sale in fiscal 2001; however, no assurances can be given. VINA will begin to benefit from the acquired research and development related to these products once it begins shipping. Costs incurred on the projects after the acquisition date through March 31, 2001 is approximately $250,000. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition or results of operations.

     Significant assumptions have been used to determine the value of in-process technology, including the following. First, an income approach that focuses on the income producing capability of the acquired technology, and best represents the present value of the future economic benefits which we expected to derive from them. Second, we forecast net cash flows that we expected might result from the development effort, using projections prepared by VINA's management. Third, a discount rate of 25% was used, based upon the estimated weighted average rate of return for Woodwind, which is consistent with the implied transaction discount rate. Fourth, we added a premium of 35% for the in-process technology to reflect the additional risk of the in-process technology.

     In accordance with Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," the Company recorded the intrinsic value, measured as the difference between the grant price and fair market value on the acquisition consummation date, of unvested options assumed in the acquisition as deferred stock compensation. Such deferred stock compensation, which aggregated $588,000, is recorded as a separate component of stockholders' equity and will be amortized over the vesting term of related options.

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

     (1) To reflect the issuance of  approximately  4.15 million  shares of VINA
     common   stock   ($0.001  par  value)  to  the  holders  of  the   Woodwind
     Communications Systems, Inc. outstanding stock.

     (2)  To  record  the   transaction   fees  directly   attributable  to  the
     acquisition.

     (3) To eliminate Woodwind stockholders' equity.

     (4) To record goodwill and other intangibles such as workforce, tradename and core and current technologies identified in the purchase price allocation of the acquisition.

     (5) To record deferred stock compensation on the intrinsic value of unvested options assumed.

     (6) To reflect the reduction in retained earnings for the one-time charge of $5.1 million for purchased in-process technology identified in the purchase price allocation.

     (7) To record the amortization of acquired intangible assets on a straight-line basis over estimated useful lives ranging from three to four years of $10.2 million for the year ended December 31, 1999 and $7.5 million for the nine months ended September 30, 2000.

     (8) To record the amortization of deferred stock compensation over the vesting period of options assumed.

     (9) To record cash consideration of $7.5 million paid in the transaction.

     (10) To record the fair value of options exchanged in the transaction.

     (11)  To  record  deferred  income  tax  liabilities   generated  from  the
     acquisition.

     (c) Exhibits.

     2.1 Agreement and Plan of Merger dated as of October 30, 2000, by and among the Registrant, VINA Technologies, Inc., WCS Acquisition Subsidiary, Inc. and Woodwind Communications Systems, Inc. (previously filed).

     23.1 Consent of Independent Accountants

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  May 14, 2001

                             VINA Technologies, Inc.


 By /s/                      STANLEY E. KAZMIERCZAK
 --------------------------------------------------------------------------
                             Stanley E. Kazmierczak
                   Vice President and Chief Financial Officer